EXHIBIT 5

August 7, 2014

Theravance, Inc.

951 Gateway Boulevard

South San Francisco, California 94080

Re:                             Theravance, Inc. Registration Statement
for 2,366,331 shares of Common Stock

Ladies and Gentlemen:

I refer to your registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) in connection with the registration of (i) 1,373,201 shares of Common Stock issuable in the aggregate under the 2012 Equity Incentive Plan, (ii) 47,090 shares of Common Stock issuable in the aggregate under the Amended and Restated 2008 New Employee Equity Incentive Plan, (iii) 885,182 shares of Common Stock issuable in the aggregate under the 2004 Equity Incentive Plan and (iv) 60,858 shares of Common Stock issuable in the aggregate under the 1997 Stock Plan (collectively, the “Shares”).

I advise you that, in my opinion, when the Shares have been issued and sold pursuant to the provisions of the applicable plan, and in accordance with the Registration Statement, such Shares will be validly issued, fully paid and nonassessable shares of the Company’s Common Stock.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Bradford J. Shafer

Bradford J. Shafer, Senior Vice President, General Counsel and Secretary